Press Release

K-SEA TRANSPORTATION PARTNERS L.P. ANNOUNCES RESULTS FOR FISCAL 2004, ITS FIRST YEAR END AS A PUBLIC COMPANY; INCREASES CASH DISTRIBUTION

NEW YORK, AUGUST 5, 2004 – K-Sea Transportation Partners L.P. (NYSE: KSP) today reported results of operations for the fourth quarter and year ended June 30, 2004.  On January 14, 2004, the Company completed its initial public offering of common units.   Earnings for periods prior to the date of the initial public offering were attributable to K-Sea Transportation LLC, the predecessor company.

The Company also announced today that the fourth quarter distribution to unitholders will be increased by five percent to $0.525 per unit ($2.10 per unit annualized) from the minimum quarterly distribution of $0.50 per unit ($2.00 annualized).  The distribution will be payable on August 16, 2004 to unitholders of record on August 12, 2004.  President and CEO Timothy J. Casey said, “Our decision to increase the quarterly distribution is supported by our distributable cash flow and is based on several factors, including the acquisition of the double-hulled tank barge DBL 140 last January and delivery of the DBL 105 in May, an increase of 245,000 barrels of capacity.  Our vessel utilization remains solid, resulting from continued growth in demand for refined petroleum products, the modest level of inventories compared to historical standards, and our dedication to customer service which has further strengthened our market position.”

For the three months ended June 30, 2004, the Company reported operating income of $2.9 million, essentially flat with the $3.0 million earned for the three months ended June 30, 2003.  However, after adjusting primarily for $1.6 million of increased depreciation expense on vessels acquired or delivered since the fiscal 2003 fourth quarter, EBITDA increased by 22% to $8.5 million in the fiscal 2004 fourth quarter compared to $7.0 million in the fiscal 2003 fourth quarter.  EBITDA is a non-GAAP financial measure explained in greater detail below under “Use of Non-GAAP Financial Information”.  The increase of $1.5 million in EBITDA, compared to the fourth quarter of fiscal 2003, resulted primarily from the operation of two newbuild tank barges, the DBL 82 and DBL 102, which were delivered in June 2003 and January 2004, respectively, the acquisition of the DBL 140 in January 2004, and the delivery of the DBL 105 in May 2004.  The DBL 105 was acquired in May 2003 and has been successfully modified for petroleum transportation.  Higher vessel utilization in our coastwise trade, resulting from stronger markets, offset lower vessel utilization in our local trade resulting from an increase in scheduled shipyard and repair time.  Coastwise average daily rates benefited from operation of the increased number of larger vessels, as described above, which generate higher average daily rates.   The fiscal 2004 fourth quarter also reflected increased general and administrative expenses of $0.8 million, including $0.4 million of additional professional fees, insurance and other costs incurred in connection with being a public company  that were not incurred in the fourth quarter of 2003, and normal salary increases for our shoreside personnel.

For the year ended June 30, 2004, operating income was $13.6 million, compared to $14.2 million for the year ended June 30, 2003.  However, after adjusting for increased depreciation expense mainly on the vessels described above, EBITDA for fiscal 2004 increased by 7% to $32.5 million in fiscal 2004 from $30.4 million in fiscal 2003.  Vessel utilization was slightly lower in fiscal 2004, compared to fiscal 2003, due to higher scheduled shipyard days primarily for our larger vessels.     Local average daily rates for the year were positively impacted by additional short-term work for a customer in the northeastern United States, and coastwise average daily rates were higher due to the operation of an increased number of larger vessels.  General and administrative expenses increased by $1.1 million for fiscal 2004, as compared to fiscal 2003, including $0.6 million of additional professional fees, insurance and other compliance costs incurred in connection with being a public company which were not incurred in the prior year.

On January 14, 2004, in conjunction with completion of our initial public offering of common units, we used the net proceeds to significantly reduce our outstanding debt.  As a result, net income for fiscal 2004 includes a $3.2 million non-cash charge for debt extinguishment costs, and a non-cash tax benefit of $17.6 million solely attributable to a reduction in deferred taxes resulting from the change in income tax status of the assets and liabilities constituting the business of the predecessor that were transferred to us at the time of the initial public offering.  These items have no impact on distributable cash flow.  Therefore, net income for fiscal 2004 of $21.2 million is not comparable to net income for fiscal 2003 of $5.0 million.  Net income for the fourth quarter of 2004 increased to $1.3 million, compared to $0.8 million for the predecessor company in the fourth quarter of 2003, due mainly to a $1.1 million reduction in interest expense resulting from the debt reduction described above.  Net income per fully diluted limited partner unit for the fourth quarter and for the period from January 14, 2004 through June 30, 2004 was $0.15 per unit and $2.28 per unit, respectively.

Capital expenditures for expansion projects, including outlays for the DBL 105 and DBL 155, and for re-powering and modification of certain tugboats, totaled $7.1 million and $25.0 million for the three months and year ended June 30, 2004, respectively.

Our distributable cash flow for the fourth quarter of fiscal 2004 was $5.3 million, or 1.18 times the amount needed to cover the actual, increased distribution of $4.5 million in respect of the period. Distributable cash flow for the period from January 14, 2004 through June 30, 2004 was $11.5 million, or 1.42 times the amount required to cover the actual, increased distribution of $8.1 million in respect of the period.  Distributable cash flow is a non-GAAP financial measure explained in greater detail below under “Use of Non-GAAP Financial Information”.

Earnings Conference Call

We have scheduled a conference call for August 9, 2004, at 10:00 am Eastern time, to review our fourth quarter and fiscal 2004 results.  Dial-in information for this call is (800) 299-7089 (Domestic) and (617) 801-9714 (International).  The Participant Passcode is 32735481.  The conference call can also be accessed by webcast, which will be available at www.k-sea.com.

About K-Sea Transportation Partners

K-Sea Transportation Partners provides refined petroleum products marine transportation, distribution and logistics services in the northeastern United States and the Gulf of Mexico.  For additional information about us, please visit our website, and the Investor Relations section, at www.k-sea.com .

Use of Non-GAAP Financial Information

We report our financial results in accordance with generally accepted accounting principles.  However, we also present certain non-GAAP financial measures such as EBITDA and distributable cash flow which we use in our business.

EBITDA is used as a supplemental financial measure by management and by external users of our financial statements to assess (a) the financial performance of our assets and our ability to generate cash sufficient to pay interest on our indebtedness and make distributions to partners, (b) our operating performance and return on invested capital as compared to other companies in our industry, and (c) our compliance with certain financial covenants in our debt agreements.  We believe distributable cash flow is useful as another indication of our ability to generate cash and pay distributions to partners.  Neither EBITDA nor distributable cash flow should be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity under GAAP.  EBITDA and distributable cash flow as presented herein may not be comparable to similarly titled measures of other companies.

We have presented in the tables below a reconciliation of each of these measures to the most directly comparable GAAP measurement.

Cautionary Statements

This press release contains forward-looking statements, which includes any statements that are not historical facts.  These statements involve risks and uncertainties, including, but not limited to, insufficient cash from operations, a decline in demand for refined petroleum products, a decline in demand for tank vessel capacity, intense competition in the domestic tank barge industry, the occurrence of marine accidents or other hazards, the loss of any of our largest customers, fluctuations in charter rates, delays or cost overruns in the construction of new vessels or the retrofitting or modification of older vessels, failure to comply with the Jones Act, modification or elimination of the Jones Act and adverse developments in our marine transportation business and other factors detailed in our other filings with the Securities and Exchange Commission.  If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.  We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Contact K-Sea Transportation Partners L.P

John J. Nicola, Chief Financial Officer, 718 720-7207

K-SEA TRANSPORTATION PARTNERS L.P.

Successor to K-Sea Transportation LLC (Predecessor)

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for unit and per unit  data)

	Three months ended June 30,		Year ended June 30,
	2004	2003	2004		2003

Voyage revenue	$24,924	$19,595	$93,899		$83,942
Bareboat charter and other revenue	345	689	1,900		3,753
Total revenues	25,269	20,284	95,799		87,695

Voyage expenses	4,696	3,308	16,339		14,151
Vessel operating expenses	9,667	8,880	38,809		36,326
General and administrative expenses	2,403	1,558	8,149		7,047
Depreciation and amortization	5,484	3,908	18,643		16,293
Net loss (gain) on sale of vessels	116	(368)	255		(275)
Total operating expenses	22,366	17,286	82,195		73,542

Operating income	2,903	2,998	13,604		14,153
Interest expense, net	1,061	2,208	6,370		8,808
Net loss on reduction of debt	151	4	3,158		4
Other expense (income), net	(122)	(62)	(253)		29
Income before provision (benefit) for income taxes	1,813	848	4,329		5,312
Provision (benefit) for income taxes	504	54	(16,845	)(A)	340
Net income	$1,309	$794	$21,174		$4,972

			Period from
	Three months ended		January 14, 2004 to
	June 30, 2004	(B)	June 30, 2004		(B)

General partner’s interest in net income	$27		$388

Limited partners’ interest in:

Net income	$1,282		$19,010
Net income per unit - basic and diluted	$0.15		$2.28
Weighted average units outstanding - basic	8,330		8,330
- diluted	8,339		8,337

(A)     Includes a non-cash tax benefit of $17,561 solely attributable to a reduction in deferred taxes resulting from the change in income tax status of the assets and liabilities constituting the business of the predecessor that were transferred to the Partnership at the date of the initial public offering.

(B) Earnings per unit are presented herein only for the period from our initial public offering to June 30, 2004.

Supplemental Operating Statistics

	Three months ended June 30,		Year ended June 30,
	2004	2003	2004		2003
Local Trade:
Average daily rate (1)	$5,538	$5,388	$5,400		$4,878
Net utilization (2)	78%	84%	84%		83%

Coastwise Trade:
Average daily rate	$10,711	$9,347	$10,230		$9,844
Net utilization	86%	82%	88%		90%

Total Fleet
Average daily rate	$8,532	$7,414	$8,095		$7,468
Net utilization	83%	83%	86%		87%

(1) Average daily rate is equal to the net voyage revenue earned by a group of tank vessels during the period, divided by the number of days worked by that group of tank vessels during the period.
(2) Net utilization is equal to the total number of days worked by a group of tank vessels during the period, divided by total calendar days for that group of tank vessels during the period.

K-SEA TRANSPORTATION PARTNERS L.P.

Successor to K-Sea Transportation LLC (Predecessor)

Reconciliation of Unaudited Non-GAAP Financial Measures to GAAP Measures

(in thousands)

Distributable Cash Flow

		Period from
	Three months ended	January 14, 2004 to
	June 30, 2004	June 30, 2004

Net income	$1,309	$19,398	(1)
Adjustments to reconcile net income to distributable cash flow :
Depreciation and amortization	5,484	9,763	(1)
Amortization of deferred financing costs	218	384	(1)
Net loss on reduction of debt	151	3,158
Adjust loss on vessel sale to net proceeds	159	531
Non-cash tax expense (benefit)	504	(17,016)
Maintenance capital expenditures (2)	(2,575)	(4,718	)(1)

Distributable cash flow	$5,250	$11,500

Cash distribution in respect of the period	$4,463	$8,118
Distribution coverage	1.18	1.42

(1) - For the period from the closing of the initial public offering to June 30, 2004, equal to 169 days.

(2) - Maintenance capital expenditures represent cash capital expenditures made to maintain the operating capacity of the Partnership’s capital assets over the long term.  This amount includes an allowance to replace the earning capacity of the vessels which are scheduled to phase out by January 1, 2015 under OPA 90.

Earnings before Interest, Taxes Depreciation and Amortization (EBITDA)

	Three months ended June 30,		Year ended June 30,
	2004	2003	2004	2003

Net income	$1,309	$794	$21,174	$4,972
Adjustments to reconcile net income to EBITDA :
Depreciation and amortization	5,484	3,908	18,643	16,293
Interest expense, net	1,061	2,208	6,370	8,808
Net loss on reduction of debt	151	4	3,158	4
Provision (benefit) for income taxes	504	54	(16,845)	340

EBITDA	$8,509	$6,968	$32,500	$30,417

K-SEA TRANSPORTATION PARTNERS L.P.

Successor to K-Sea Transportation LLC (Predecessor)

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	June 30,
	2004	2003

Assets
Current assets:
Cash and cash equivalents	$379	$26
Title XI deposits	1,220	5,210
Accounts receivable, net	11,810	8,572
Prepaid expenses and other current assets	2,429	2,557
Total current assets	15,838	16,365

Vessels and equipment, net	193,646	145,520
Construction in progress	7,722	2,723
Title XI deposits	1,570	7,254
Other assets	9,368	6,466
Total assets	$228,144	$178,328

Liabilities and Partners’/Members’ Equity
Current liabilities:
Credit line borrowings	$—	$8,525
Current portion of long-term debt	4,066	13,669
Accounts payable and accrued expenses	10,952	9,584
Total current liabilities	15,018	31,778

Title XI bonds and term loans	70,351	74,359
Credit line borrowings	4,400	—
Subordinated notes payable	—	17,450
Deferred taxes	2,677	13,451
Total liabilities	92,446	137,038
Commitments and contingencies
Partners’/Members’ equity	135,698	41,290
Total liabilities and partners’/members’ equity	$228,144	$178,328